Exhibit (a)(5)

Form of Notice of Withdrawal

OPTION EXCHANGE PROGRAM
NOTICE OF WITHDRAWAL

INSTRUCTIONS:

If you previously elected to accept VeriSign’s Offer to Exchange, and you would like to change your election with respect to some or all of your options, you must:

(1) Complete this form, (2) sign at the bottom, and (3) deliver it to VeriSign Stock Administration in person (at your office location), via interoffice mail, fax to (650) 426-3335, or by mail to VeriSign, Inc., Stock Administration, 487 East Middlefield Road, Mountain View, California 94043, as soon as possible, but in any event, before 9:00 p.m. Pacific Time, on December 26, 2002. You can deliver this form in person at the following locations:

Mountain View Site: Linda Hart Manager, Stock Administration 487 East Middlefield Road, Room #21053 Mountain View, CA 94043 (650) 426-3412 (o) (650) 426-3335 (fax)	Northern Virginia Sites: David Pomponio Director, Employee Programs 21345 Ridgetop Circle, Room 1147 Dulles, VA 20166 (703) 948-4562 (o)	Olympia, Washington Site: Jamie Schultz Director, Human Resources 4501 Intelco Loop SE PO Box 2909 Olympia, WA 98507 (360) 493-6193 (o)

Kansas City, Kansas Site: Denise Hedrick HR Consultant 7400 West 129th Street Overland Park, KS 66213 (913) 814-6206 (o)	Savannah, Georgia Site: Erin Sheldon HR Consultant 222 W Oglethorpe Avenue, 2nd Floor Savannah, GA 31401 (912) 557-4156 (o)

YOU WILL RECEIVE A CONFIRMATION BY EMAIL OF RECEIPT FROM
VERISIGN, INC. STOCK ADMINISTRATION PROMPTLY AFTER RECEIPT OF YOUR NOTICE OF WITHDRAWAL.

I previously received a copy of the Offer to Exchange, dated November 27, 2002, and the Election to Participate. I signed and returned the Election to Participate in which I elected to accept VeriSign, Inc.’s offer to exchange option(s). I now wish to change that election or withdraw my participation in the program and reject VeriSign, Inc.’s offer to exchange. By signing this Notice of Withdrawal and delivering it to VeriSign Stock Administration:

☐	I am withdrawing my acceptance of the offer and rejecting the offer to exchange all of my options.

OR

☐	I am withdrawing my acceptance of the offer and rejecting the offer to exchange only with respect to the option(s) set forth in the table below. [PLEASE TYPE OR PRINT CLEARLY]

Option No.	Grant Date	No. of Shares Outstanding Under Such Option	Exercise Price

In order to reject the offer, I must sign and deliver this Notice of Withdrawal to VeriSign Stock Administration before 9:00 p.m. Pacific Time on December 26, 2002.

By rejecting the offer to exchange option(s), I will not receive any new option(s) under the Option Exchange Program, and I will keep my current option(s). These option(s) will continue to be governed by the VeriSign, Inc. 2001 Stock Incentive Plan and existing option award forms of VeriSign, Inc. I have completed and signed the following exactly as my name appears on my original Election to Participate.

Signature:

Name:

Date: